Exhibit 5.2

CLIFFORD CHANCE 2-4 PLACE DE PARIS B.P. 1147 L-1011 LUXEMBOURG GRAND-DUCHE DE LUXEMBOURG TEL +352 48 50 50 1 FAX +352 48 13 85 www.cliffordchance.com

To:	15 September 2011

Deere & Company Board of Directors One John Deere Place Moline, Illinois 61265 United States of America John Deere Funding S.A. 43, avenue J. F. Kennedy L-1855 Luxembourg Grand Duchy of Luxembourg

Dear Sirs,

John Deere Funding S.A. Form S-3 automatic registration statement in connection with the issuance during a twelve month period of up to U.S.$ 3,000,000,000 debt securities guaranteed by Deere & Company

We have acted on the instructions of John Deere Funding S.A. (“Deere Funding”) in connection with the automatic registration statement on Form S-3 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering from time to time, as set forth in the prospectus (the “Prospectus”), pursuant to Rule 415 contained in the Registration Statement and as to be set forth in one or more supplements to the Prospectus (each such supplement, a “Supplement”), of Deere Funding’s unsecured senior debt securities fully and unconditionally guaranteed by Deere & Company (the “Guarantor”) with an aggregate issue price of up to U.S.$ 3,000,000,000 during a twelve month period (the “Debt Securities”).

1.                                 Documents

For the purposes of this opinion, we have examined, inter alia, the following:

1.1                        The Registration Statement dated 15 September 2011 filed with the Commission in connection with the offering of the Debt Securities; and

1.2                        The guaranteed debt indenture providing for the issuance of the Debt Securities dated 25 September 2008 between Deere Funding, the Guarantor and The Bank of New York Mellon acting as trustee (the “Guaranteed Debt Indenture”).

In this opinion, the Registration Statement and the Guaranteed Debt Indenture are together referred to as the “Issue Documents”.

We have not reviewed any documents other than the Issue Documents and in particular we have not reviewed any form of Supplement. This opinion does not purport to address any legal issues, which arise in relation to such other documents, which may be in force between the parties and that we have not reviewed.

All capitalised items used herein and not otherwise defined shall have the meanings ascribed to such terms in the Issue Documents.

2.                              We have further examined the following documents in relation to Deere Funding:

2.1                        a copy of the consolidated articles of association of Deere Funding dated 30 June 2009 (the “Deere Funding Articles”);

2.2                        a copy of the resolutions of the board of directors of Deere Funding dated 11 August 2011 authorising, inter alia, the issuance and registration of the Debt Securities (hereafter, the “Deere Funding Resolutions”);

2.3                        An excerpt from the Luxembourg Register of Commerce and Companies (the “Register”) dated 15 September 2011 (the “Excerpt”); and

2.4                        a certificate (hereinafter the “RCS Certificate”) from the Register dated 15 September 2011 stating that as of 14 September 2011, no judicial decision (the “Judicial Decision”) has been registered with the Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which the Issuer would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law (together the “Judicial

Proceedings”) including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings.

The Deere Funding Articles, the Deere Funding Resolutions and the RCS Certificate are being referred to together hereafter as the “Corporate Documents”.

3.                                    This opinion is given on the basis that it is governed by and construed in accordance with the laws of the Grand Duchy of Luxembourg (“Luxembourg”).

The Issue Documents are governed by the laws of the United States of America. As Luxembourg lawyers we are not qualified to opine on the terms of the Issue Documents under such laws and we have made no investigation into these laws as a basis for the opinion expressed hereafter and do not express or imply any opinion thereof. Accordingly, our review of the Issue Documents has been limited to the terms of such documents as they appear on the face thereof without reference to the laws of the United States of America and in particular the laws of the State of New York.

Furthermore, we have not considered and do not opine on whether the Issue Documents comply with any public offering of securities and/or stock exchange listing regulations. Therefore, the opinions expressed herein do not address any public offering, listing, disclosure or other related regulatory issue, which may arise in relation to the entering and/or the execution of the Issue Documents.

4.                                    This opinion assumes:

4.1                            the genuineness of all signatures and seals, and that persons purported to have signed the Issue Documents or other documents have in fact signed;

4.2                            that each of the parties to the Issue Documents other than Deere Funding (the “Other Parties”) is duly incorporated or organised and validly existing under the laws of their respective places of incorporation;

4.3                            that none of the Other Parties (i) has its place of principal management or its centre of main interests in Luxembourg and has an establishment in Luxembourg, in each case as such terms are defined in Council Regulation (EC) n° 1346/2000 of 29 May 2000 on insolvency proceedings as amended (“Regulation

1346/2000”), European Parliament and Council Directive (EC) n° 24/2001 of 4 April 2001 on the reorganisation and winding up of credit institutions (“Directive 24/2001”) or domestic Luxembourg law, as applicable and/or (ii) has Luxembourg as a “home Member State” as such term is defined in Directive 24/2001 and the law of 19 March 2004 implementing Directive 24/2001 or another domestic Luxembourg law, as applicable, or a branch in Luxembourg;

4.4                        that upon the opening of any insolvency proceedings pursuant to Regulation 1346/2000, Deere Funding will have its “centre of their main interests” (as that term is used in Article 3 (1) of Regulation 1346/2000) in Luxembourg;

4.5                        that upon the opening of any insolvency proceedings pursuant to Regulation 1346/2000, Deere Funding has an “establishment” (being any place of operations where a company carries out a non-transitory economic activity with human means and goods) as defined in Article 2(h) of Regulation 1346/2000 in Luxembourg and no “establishment” outside of Luxembourg;

4.6                        that the Issue Documents have been duly executed by the Other Parties (as defined below) and are used in the form reviewed by us;

4.7                        the capacity, power and authority of each of the Other Parties to enter into, to execute and deliver and to perform their respective obligations under the Issue Documents;

4.8                        the due execution and delivery by each of the Other Parties of the Issue Documents;

4.9                        that the execution, delivery and performance by each of the Other Parties of the Issue Documents is legal, valid and binding and enforceable on them under the laws of their place of incorporation or organisation and under all other applicable laws (other than the laws of Luxembourg) and have been and remain duly approved and authorised by all necessary corporate, partnership, governmental and other action in accordance with their respective constitutive documents, the laws of their respective places of incorporation or organisation and all other applicable laws;

4.10                  that all obligations under the Issue Documents are valid, legally binding upon, validly perfected where required, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than the laws of Luxembourg), most notably the expressed governing law, and that the choice of such governing law is valid and enforceable as a matter of all applicable laws (other than Luxembourg law), and that there is no provision of the laws of any jurisdiction (other than Luxembourg) that would have a bearing on the foregoing;

4.11                  the completeness and conformity to the originals of all documents supplied to us as certified, facsimile, photostatic or electronic copies and the authenticity of all original documents, as well as the accuracy and authenticity of all documents submitted to us in translation;

4.12                  that all factual statements made in the Deere Funding Resolutions are correct, that the undertakings contained in the Deere Funding Resolutions will be observed by Deere Funding, and that the respective directors of Deere Funding, in resolving to enter into the Issue Documents and to issue the Debt Securities, acted bona fide, for commercial reasons and at arm’s length terms, in the best corporate interest of Deere Funding and without the intention to circumvent any laws (including tax laws);

4.13                  that the obligations undertaken by Deere Funding in the Issue Documents are in its best corporate interest;

4.14                  that the Deere Funding Resolutions were approved by unanimous written consent of all Deere Funding Directors;

4.15                  that the Deere Funding Resolutions have been validly taken, have not been rescinded or amended and that there have been no further amendments to Deere Funding Articles;

4.16                  that the Excerpt is true, fully accurate and up to date both on the date of this Opinion and on the date of adoption of the Deere Funding Resolutions;

4.17                  that the information contained in the RCS Certificate is true, fully accurate, not misleading and remains up-to-date as of the date of this Opinion and that the Issuer does not meet or threatens to meet the criteria for the opening of any of the procedures referred to in the RCS Certificate;

4.18                  that no winding-up, insolvency or other similar petition has been presented for any of the Other Parties to the Issue Documents, that none of the Other Parties to the Issue Documents is subject to bankruptcy, insolvency, moratorium, controlled management, suspension of payments, court ordered liquidation, reorganisation or similar procedure affecting the rights of creditors generally and that none of them meets or threatens to meet the criteria for the opening of any those procedures;

4.19                  that no effective resolution has been passed approving a voluntary winding-up, a merger (“fusion”) or a de-merger (“scission”) of Deere Funding (where Deere Funding is the disappearing entity) and that no petition has been presented or is threatened to be presented to a court or served on Deere Funding for liquidation (“liquidation judiciaire”), controlled management (“gestion contrôlée”), suspension of payments (“sursis de paiement”), composition (“concordat”) or any similar insolvency proceedings under Luxembourg law and that no petition has been presented or is threatened to be presented to a court or served on Deere Funding for bankruptcy (“faillite”);

4.20                  that the Issue Documents have been signed or will be signed by the persons authorised to sign such documents on behalf of Deere Funding as indicated in the relevant Corporate Documents and that any Debt Securities issued in bearer form will be signed manually or in printed form by any two members of the board of directors of Deere Funding;

4.21                  that the proceeds of the Debt Securities issued by Deere Funding will be used for financing Deere & Company’s operations and the operations of Deere & Company’s subsidiaries and affiliates;

4.22                  that the Deere Funding Resolutions have been signed by all the directors of Deere Funding;

4.23                  that the individuals who have signed the Issue Documents are directors of Deere Funding; and.

4.24                  that the issuances of Debt Securities will be made in accordance with the Deere Funding Resolutions;

4.25                  that the Debt Securities will not be subject to a public offering (as defined in the Luxembourg Law of 10 July 2005 on prospectuses for securities and implementing Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003 on the prospectus to be published when securities are offered to the public or admitted to trading, as amended (the “Prospectus Law”)) in Luxembourg and that the requirements of any applicable law in respect of the listing (if any) of the Debt Securities on any stock exchange have been or will be fulfilled. In this respect, it should be noted that we have not been requested to advise on the listing of the Debt Securities and thus we have not verified compliance with or otherwise taken into account such listing requirements (whether contained in a law, decree or any other applicable text) of any stock exchange;

4.26                  that the Debt Securities will not be listed on the official list of the Luxembourg Stock Exchange and will not be admitted to trading on its regulated market (“Bourse de Luxembourg”);

4.27                  that the Luxembourg Tax Authorities will formally and fully approve the direct tax treatment of the issuance of the Debt Securities (e.g. the tax margin on the said issuance) and will not go back on their approval after having granted it; and

4.28                  that Deere Funding fully comply with the requirements provided for in the Circular issued by the Luxembourg Tax authorities on January 28, 2011 (Circular LIR n°164/2), namely regarding the level of substance and the minimum share capital requirement.

5.                              On the basis of the above assumptions, and subject to the qualifications set out in paragraph 6 below, we are of the opinion that in relation to Deere Funding:

5.1                        Deere Funding is a “société anonyme” duly organised and validly existing under the laws of the Luxembourg and has all requisite power to execute, deliver and perform its obligations under the Issue Documents;

5.2                        the Issue Documents have been duly authorised and executed by Deere Funding and will be recognised as legal, valid and binding obligations of Deere Funding, enforceable against Deere Funding in accordance with their respective terms, save for the authorisation of each issue of Debt Securities by the designated officers or other persons in accordance with the terms of Deere Funding Resolutions;

5.3                        the Debt Securities have been duly authorized and, when the final terms thereof have been duly established and approved and when duly executed by Deere Funding, in each case pursuant to and subject to the authority granted in the Deere Funding Resolutions, and authenticated by the trustee in accordance with the Guaranteed Debt Indenture and delivered to and paid for by the purchasers thereof, will be recognized as valid and legally binding obligations of Deere Funding;

5.4                        the entering into, execution, delivery and performance by Deere Funding of the Issue Documents will not result in a breach or violation of, or conflict with or constitute a default under, the Deere Funding Articles or any Luxembourg law or Luxembourg regulations;

5.5                        under current Luxembourg tax law and current administrative practice, it is not necessary that the Debt Securities or any of the Issue Documents be notarised, filed, recorded or enrolled with any court or other authority in Luxembourg or that any stamp, transfer, capital, registration or similar tax be paid on or in relation to the execution, delivery and/or enforcement by legal proceedings (including any foreign judgment in the courts of Luxembourg) of the Debt Securities or any of the Issue Documents in accordance therewith or the performance of the Issuers’ obligations under the Debt Securities or any of the Issue Documents, except that in case of court proceedings in a Luxembourg court (including but not limited to a Luxembourg insolvency proceeding), registration of the Debt Securities or any of the Issue Documents may be ordered by the court, and even in the absence of such order, could in principle be required in the event the Debt Securities or any of the Issue Documents are produced either directly or by way of reference in any act introducing legal proceedings (including but not limited to a Luxembourg insolvency proceeding), which could imply the application of a fixed or an ad valorem registration duty calculated on the amounts mentioned in the Debt Securities or any of the Issue Documents and payable by the party prevailing itself of such Debt Securities or any of the Issue Documents. Registration would in principle further be ordered, and the same registration duties would be due, when the Debt Securities or any of the Issue Documents are produced, either directly or by way of reference, before an official authority (“autorité constituée”) in Luxembourg;

5.6                        in any proceedings taken in the courts of Luxembourg for the enforcement of the provisions of the Issue Documents or the Debt Securities, the choice of the law of the State of New York as the governing law thereof will be recognised and enforced; and

5.7                        the submission by Deere Funding to the jurisdiction of the courts of New York contained in the Issue Documents is valid and binding (upon their respective terms) and a judgement on or in respect thereof obtained in such courts will be recognised and enforced in Luxembourg, subject to reservation 6.14.

6.                              The opinion set forth above is subject to the following qualifications:

6.1                        the rights and obligations of the parties under the Issue Documents may be limited by general principles of bankruptcy, insolvency, liquidation, reorganisation, reconstruction or other laws affecting the enforcement of creditors’ rights generally. In particular, during a gestion contrôlée procedure, the rights of secured creditors are frozen until a final decision has been taken by the court as to the petition for controlled management. Furthermore, declaration of default and subsequent acceleration (such as acceleration upon the occurrence of an event of default) will not be enforceable against reorganisation or liquidation orders given by a court in these circumstances;

6.2                        pursuant to Regulation 1346/2000, the effects of Luxembourg insolvency proceedings in respect of Deere Funding by a Luxembourg court would apply to all assets wherever situated, including assets located or deemed to be located outside Luxembourg, (except insofar Regulation 1346/2000 establishes any exceptions) and as a matter of Luxembourg law, the Luxembourg bankruptcy receiver appointed by the Luxembourg court would be empowered to take control over all assets of Deere Funding wherever situated, including property located abroad, upon the conditions and to the extent provided for under Luxembourg insolvency laws and, with respect to the scope of Regulation 1346/2000, upon the terms thereof;

6.3                        under Luxembourg insolvency laws, certain creditors of the insolvent party have rights to preferred payments arising by operation of law, some of which may, under certain circumstances, supersede the rights to payment of secured creditors, and most of which are undisclosed preferences arising by operation of law. This includes in particular the rights relating to the fees and costs of the insolvency official as well as any legal costs, the rights of employees to certain amounts of salary, the rights of the treasury and certain assimilated parties (namely social security entities), as well as certain other rights, which preferences may extend to all or part of the assets of the insolvent party;

6.4                        the rights and obligations of the parties under the Issue Documents and the Debt Securities may be limited by general principles of criminal law, including but not limited to criminal freezing orders;

6.5                        we express no opinion on the impact on the Issue Documents and the Debt Securities of provisions of any foreign applicable bankruptcy, insolvency,

liquidation, composition with creditors, moratorium, reprieve from payment, controlled management, fraudulent conveyance, general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally, nor as to the impact of EU insolvency regulations (if applicable);

6.6                        whilst, in the event of any proceedings being brought in a Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than Euro, a Luxembourg court would have power to give judgement expressed as an order to pay a currency other than Euro, enforcement of the judgement against Deere Funding in Luxembourg would be available only in Euro and for such purposes all claims or debts would be converted into Euro;

6.7                        a Luxembourg court may stay proceedings if concurrent proceedings are being brought elsewhere;

6.8                        the enforcement of the Issue Documents and the rights and obligations of the parties thereto will be subject to the general statutory principles of Luxembourg law: a remedy such as specific performance or the issue of an injunction or a remedy such as termination for breach of contract are discretionary. Notwithstanding any agreement purporting to confer the availability of any remedy, such remedy may not be available where damages instead of specific performance or specific performance instead of termination for breach of contract are considered by the court to be an adequate alternative remedy;

6.9                        with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon Deere Funding, a Luxembourg court would be authorised to examine whether such determination occurred in good faith;

6.10                  a discretion established in favour of one party by any of the Issue Documents will have to be exercised in a reasonable manner;

6.11                  we express no opinion as to whether any provision in the Issue Documents conferring a right of set-off or similar right would be effective against a bankruptcy receiver, liquidator or creditor;

6.12                  claims may become barred under the statute of limitations or may be or become subject to defences of set-off or counterclaim;

6.13                  designation of jurisdiction of courts in the interest of one party or one group of parties only will not prevent those parties from bringing actions in any other court of competent jurisdiction or concurrently in more than one jurisdiction;

6.14                  as regards the Issue Documents, a final judgment obtained in the courts of the State of New York (sitting in borough of Manhattan in New York city) and of the United States district court (located in the borough of Manhattan in New York city) and any appellate court thereof (the “New York Courts”) will be recognised and enforced by the courts of Luxembourg in accordance with general provisions of Luxembourg procedural law for the enforcement of foreign judgments originating from countries which are not bound by Council Regulation EC No 44/2001 of 22 December 2000 on jurisdiction and enforcement of judgments in civil and commercial matters (“Regulation 44/2001”) or which are not signatories to the Brussels convention on jurisdiction and enforcement of judgments in civil and commercial matters or the Lugano convention dated 30 October 2007 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters. Pursuant to such provisions, an enforceable judgment rendered by any New York Courts would not directly be enforceable in Luxembourg. However, a party who obtains a judgment in any New York Courts may initiate enforcement proceedings in Luxembourg (exequatur), by requesting enforcement of a judgment of the New York Courts from the Luxembourg District Court (Tribunal d’Arrondissement), pursuant to Section 678 of the Luxembourg New Code of Civil Procedure. The District Court will authorise the enforcement in Luxembourg of the judgment of the New York Courts, without re-examination of the merits of the case, if it is satisfied that the following conditions are met:

(a)                  the judgment of the New York Courts is enforceable (exécutoire) in New York;

(b)                 the jurisdiction of the New York Courts is founded both according to Luxembourg private international law rules and to the applicable domestic United States federal or state jurisdiction rules;

(c)                  the New York Courts have acted in accordance with their own procedural laws and have applied to the dispute the substantive law which would have been applied by Luxembourg courts;

(d)                 the principles of natural justice (droits de la défense) have been complied with and the judgment was granted following proceedings where the counterparty had the opportunity to appear, and if appeared, to present a defence; and

(e)                  the judgment of the New York Courts does not contravene Luxembourg international public policy and has not been obtained fraudulently (fraude à la loi);

6.15                  provisions of the Issue Documents providing for the capitalisation of interest may not be enforceable if certain Luxembourg law requirements set out in Article 1154 of the civil code are not met. According to this article, such a capitalisation is only possible if the debtor consents to the capitalisation of interest that is due and has accrued for a period of more than one year. If these rules were considered to be part of Luxembourg public international policy, then clauses providing for the capitalisation of interest may not be enforceable against a Luxembourg company before a Luxembourg court even if they are valid under the respective governing law. While the risk that this article is considered to be part of Luxembourg international public policy is reduced, no final view can be taken on this question absent from any relevant Luxembourg case law;

6.16                  to the extent that the laws of Luxembourg would apply, the provision that the bearer of a Debt Security shall be treated as the absolute owner thereof may not be enforceable under all circumstances;

6.17                  pursuant to Article 84 of the law dated 10 August 1915 on commercial companies, as amended (the “Company Law”) which contains a reference to Article 43 of the same law, any holder of a bearer note issued by a Luxembourg company has the right to request the conversion of such note into a registered note at his own expense. To the extent that the laws of Luxembourg are applicable, the transfer of title of a registered note will be governed by Article 84 of the Company Law, which provides that title to a registered note passes by way of registration of the transfer of title in the register of the noteholders, to be held at the registered office of the relevant issuer;

6.18                  the admissibility as evidence of the Issue Documents before a Luxembourg Court or Public Authority to which the Issue Documents is produced may require that the Issue Documents be accompanied by a complete or partial translation in the French or German language;

6.19                  a contractual provision allowing the service of process against Deere Funding to a service agent or any other third party appointed to such effect could be overridden by Luxembourg statutory provisions allowing the valid service of process against Deere Funding in accordance with applicable laws at the registered office of Deere Funding;

6.20                  no opinion other than opinion 5.5 above is given as to the taxation (including withholding taxes) consequences of the transactions contemplated in the Issue Documents. In particular, we do not express any opinion on any withholding tax that could be levied in Luxembourg in application of Council Directive 2003/48/EC;

6.21                  we express no opinion as regards the effectiveness of a revocation by Deere Funding of a power of attorney granted by any one of them and expressed to be irrevocable;

6.22                  the president of a competent District Court (“Tribunal d’Arrondissement”) in the Grand Duchy of Luxembourg, in any matter in which a plaintiff seeks provisional measures in summary proceedings (“référé”) or permission to levy a prejudgement attachment (“autorisation de saisie-arrêt conservatoire”), may assume jurisdiction, on the basis of the general provisions of Luxembourg law (as applicable pursuant to Article 31 of Regulation 44/2001 to the extent these are applicable) in connection with assets located in Luxembourg notwithstanding the aforementioned submission to the jurisdiction of the courts of other countries, and such action would most likely be governed by Luxembourg law;

6.23                  with respect to provisions under which determination of circumstances or certification by any party is stated or implied to be conclusive and binding upon Deere Funding, a Luxembourg court would be authorised to examine whether such determination occurred in good faith;

6.24                  a Luxembourg court may refuse to apply the chosen governing law in the following cases:

6.24.1     where all other elements relevant to the situation at the time that the Issue Documents were entered into are located in a country other than the country of the chosen governing law, to the extent the parties’ choice of governing law affects the application of the provisions of the law of that other country which cannot be derogated from by agreement, which the court may then apply; or

6.24.2     if the overriding mandatory provisions (lois de police) of the law of the country where the obligations arising out of the Issue Documents have to be or have been performed, render the performance of the Issue Documents unlawful in such country, in which case it may apply such overriding mandatory provisions taking into account (in deciding such application) the nature and object of such laws, as well as the consequences of its application or non-application; or

6.24.3     regarding the means of enforcement and measures to be taken by a creditor in case of a default in performance, it may apply the law of the country in which performance is taking place; or

6.24.4     if a party is subject to insolvency proceedings, in which case it would apply the insolvency laws of the jurisdiction in which such insolvency proceedings have been regularly opened to the effects of such insolvency except to the extent any exceptions are established by Regulation 1346/2000;

6.25                  Luxembourg courts would not apply a chosen foreign law if the choice was not made bona fide and/or if:

6.25.1     the foreign law was not pleaded and proved; or

6.25.2     if pleaded and proved, such foreign law would be contrary to the mandatory rules of Luxembourg law or manifestly incompatible with Luxembourg concepts of international public policy or public order;

6.26                  by application of Article 203 of the Company Law, the Tribunal d’Arrondissement dealing with commercial matters may, at the application of the Public Prosecutor (“Procureur d’Etat”), order the dissolution and the liquidation of any company governed by Luxembourg law which pursues activities contrary to criminal law or which seriously contravenes the provisions of the commercial Code or the laws governing commercial companies; The Issuer has not filed and published in due time its annual accounts for the fiscal year ending 31 October 2010 and the Issuer may hence potentially become subject to such proceedings;

6.27                  pursuant to Article 27-1 (1) of the Luxembourg law dated 23 December 1998 on the monetary statute and the Banque centrale du Luxembourg as amended, the claims of the Banque centrale du Luxembourg, of the European Central Bank and of any other national central bank which is part of the European System of Central Banks, arising from operations in the framework of common monetary and exchange policies, have a preferred rank by operation of law on all assets held by their debtor, either with the Banque centrale du Luxembourg, or with a securities clearing system or any other counterparty in Luxembourg;

6.28                  we have not investigated or verified the truth or accuracy of the information contained in the Registration Statement, nor have we been responsible for ensuring that no material information has been omitted from it. No opinion is expressed as to whether the Registration Statement contains all the information required by statute or general law;

6.29                  under Luxembourg insolvency laws, certain creditors of the insolvent party have rights to preferred payments arising by operation of law, some of which may, under certain circumstances, supersede the rights to payment of secured creditors, and most of which are undisclosed preferences arising by operation of law. This includes in particular the rights relating to the fees and costs of the insolvency official as well as any legal costs, the rights of employees to certain amounts of salary, the rights of the treasury and certain assimilated parties (namely social security entities), as well as certain other rights, which preferences may extend to all or part of the assets of the insolvent party;

6.30                  a severability clause may be ineffective if a Luxembourg court considers that the illegal, invalid or unenforceable clause was a substantive or material clause; and

6.31                  deeds (“actes”) or extracts of deeds (“extraits d’actes”) relating to Deere Funding and which, by virtue of the Company Law must be published in the Mémorial C (and which concern essentially acts relating to the incorporation, the functioning or the liquidation/insolvency of Deere Funding), will only be enforceable against third parties after they have been published in the Mémorial C, except where such third parties have knowledge thereof, in which case, these third parties may rely thereon prior to such publication. For the 15 days following the publication, these deeds or extracts of deeds would not be enforceable against third parties who prove that it was impossible for them to have knowledge thereof. This does not concern the Issue Documents.

In this opinion, Luxembourg legal concepts are expressed in English terms and not in their original French terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may therefore only be relied upon under the express condition that any issues of interpretation arising thereunder will be governed exclusively by Luxembourg law.

This opinion is delivered to you in such capacity attributed to you under the Issue Documents and is only for your use and the use of your legal advisers. It is strictly limited to the matters stated herein, it only speaks as of this day (and not for any future laws or regulations) and does not extend to, and is not to be read as extending by implication to, any other matter in connection with the Issue Documents or otherwise. It may not be relied upon by any other person, or used for any other purpose, or quoted or referred to in any public document, or filed with any government agency or another person, nor may its existence or contents be disclosed to any such person without, in any such case, our written consent except that we hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Opinions” in the Prospectus. This opinion does not contain any undertaking to update it or to inform you of any changes in the laws of Luxembourg or any other laws, which would affect the content thereof in any manner.

Yours faithfully,

CLIFFORD CHANCE

/s/ CLIFFORD CHANCE

By Christian Kremer

Avocat à la Cour